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Exhibit 99.1

CH2M HILL ACQUIRES LOCKWOOD GREENE	Karen Steeper, CH2M HILL 720.286.3079 (office) 303.906.7794 (mobile) ksteeper@ch2m.com
Bruce Dell, Lockwood Greene 864.599.4500 (office) 704.953.4593 (mobile) bdell@lg.com

December 10, 2003

Denver: CH2M HILL, a global engineering and construction company, with headquarters in Denver, CO, has acquired Lockwood Greene for $95.5 million. Based in Spartanburg, SC, Lockwood Greene is a major engineering and construction firm focused on national and multinational industrial and power clients worldwide. The acquisition is expected to become final on December 12, 2003.

"Through this acquisition CH2M HILL and Lockwood Greene's combined strengths and capabilities will lead to a continued and expanded delivery of engineering and construction excellence on any project of any size, worldwide," said Ralph Peterson, CH2M HILL chairman, president, and CEO. "As a well-established player in the chemical, pharmaceutical, food and beverage, advanced manufacturing, and power industries, Lockwood Greene is a natural and strategic fit with CH2M HILL."

Lockwood Greene has been in operation since 1832, making it the oldest, continuously operating professional services firm in the United States. With approximately $600 million in revenues, Lockwood Greene's current operation employs 2,500 professionals.

"We are enthusiastic about the enormous potential that can be realized from this strategic alignment," said Fred Brune, president and CEO of Lockwood Greene. "CH2M HILL is a proven company whose strategy, focus, and culture are strongly linked to our own. Together we will create a dynamic new force in the global industrial marketplace."

Lockwood Greene focuses on industrial markets in North America, Latin America, Europe, and Asia-Pacific. Key clients include Fortune 100 and global multi-national industrial and power corporations. For additional information on Lockwood Greene, visit www.lg.com.

CH2M HILL is an employee-owned, global firm providing engineering, construction, operations, major project management and related technical services to public and private clients worldwide. The firm is recognized for its work in the areas of industrial facilities, energy, environment, nuclear services, water, transportation, and communications infrastructure.

With 2002 revenues of $2.4 billion, CH2M HILL has more than 11,000 employees working in 165 offices worldwide. For more information on CH2M HILL, visit www.ch2mhill.com.

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  Exhibit 99.1